As filed with the Securities and Exchange Commission on November 16, 2021
    Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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FRANKLIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2670991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
________________________________

One Franklin Parkway
San Mateo, California	94403
(Address of Principal Executive Offices)	(Zip Code)
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FRANKLIN RESOURCES, INC.
DEFERRED COMPENSATION FUND PLAN
(Full title of the plan)
________________________________

Thomas C. Merchant
Vice President and Secretary
One Franklin Parkway
San Mateo, California 94403
(Name and address of agent for service)
________________________________

(650) 312-2000
(Telephone number, including area code, of agent for service)
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$600,000,000	100%	$600,000,000 (2)	$55,620
(1) The Deferred Compensation Obligations being registered under this Registration Statement are unsecured obligations of Franklin Resources, Inc. to pay up to $600,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Franklin Resources, Inc. Deferred Compensation Fund Plan.
(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees in the Franklin Resources, Inc. Deferred Compensation Fund Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, previously filed by Franklin Resources, Inc. (the “Registrant”) with the SEC, are hereby incorporated by reference in this Registration Statement:
(a)The Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 23, 2020;
(b)The Registrant’s quarterly reports on Form 10-Q for the fiscal quarter ended (i) December 31, 2020, filed with the SEC on February 2, 2021, (ii) March 31, 2021, filed with the SEC on May 4, 2021 and (iii) June 30, 2021, filed with the SEC on August 3, 2021; and

(c)The Registrant’s current reports on Form 8-K, filed* by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above, including on July 31, 2020 (as amended on October 6, 2020), October 19, 2020, February 10, 2021, July 1, 2021, August 12, 2021, November 1, 2021, and November 16, 2021.

* Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.
All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. The Registrant’s Securities Exchange Act file number with the SEC is 001-09318. Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.
Item 4. Description of Securities.
Under the Plan, the Registrant may provide eligible employees with the opportunity to elect to defer up to a specified percentage, which may not be less than 1% nor more than such percentage approved by the administrator of the Plan (the “Administrator”) and reflected in the applicable compensation deferral agreement of their base salary, cash bonuses and cash commissions payable by the Registrant or one of its affiliates, subject to an annual deferral limit as approved by the Administrator and reflected in the applicable compensation deferral agreement. An eligible employee who makes a compensation deferral election pursuant to the Plan is referred to as a “Participant.” The obligations of the Registrant under the Plan (the “Obligations”) to a Participant represent at all times an unfunded, contingent and unsecured contractual obligation of the Registrant to pay the Obligations in the future in accordance with the terms of the Plan. Each Participant is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. In addition, the rights of Participants in the Plan are subject to the prior claims of creditors of the Registrant’s subsidiaries. Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors. A Participant will not have any interest in any fund or in any specific assets of the Registrant of any kind by reason of any amount credited to the Participant under the Plan, nor will a Participant have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan and the documents evidencing the Obligation. The Registrant will not segregate any funds or assets to provide for the Obligations or issue any notes or securities for the payment thereof.
The amount of compensation to be deferred by each Participant will be determined in accordance with the terms of the Plan and each Participant’s compensation deferral agreement thereunder. Each Obligation will be payable on one or more future dates in accordance with the terms of the Plan. The Obligations will be indexed to one or more notional investment options available under the Plan, which are generally expected to be the same investment options available to participants in the Franklin Templeton 401(k) Retirement Plan (as amended from time to time). Each Participant’s Obligation will be adjusted to reflect the relevant investment experience, whether positive or negative, and the fees and costs of the selected notional investment options, including any appreciation or depreciation and any applicable administrative fees. The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the notional investment options. Unless the Administrator determines otherwise (and except as may be required in accordance with the terms of the Plan), all payments under the Plan to a Participant shall be made in United States dollars.
Amounts credited to a Participant’s account under the Plan in respect of the Participant’s compensation deferral elections, including any earnings thereon, will be vested at all times.
Except as required by law, no amount payable under the Plan will be subject to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (at law or in equity), levy, execution, pledge, encumbrance, charge or other legal or equitable process, nor will any benefit under the Plan be liable for or subject to the debts, contracts, liabilities, engagements or torts of the persons entitled to such benefits. The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. The Registrant shall not be required to purchase, hold or dispose of any investments with respect to amounts credited to any Participant’s account, and its only obligation will be to make payments as described in the Plan. The Registrant may, but shall not be obligated to, establish a trust to assist it in paying the benefits that accrue under the Plan; contributions to any such trust shall not reduce or otherwise affect the Registrant’s liability to pay benefits under the Plan, except that the Registrant’s liability shall be reduced by actual benefit payments from any such trust.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement against liabilities, costs and expenses actually and reasonably incurred by the person in such person’s capacity as a director or officer or arising out of such action, if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.
Section 102(b)(7) of the Delaware General Corporation Law also permits a corporation to relieve its directors from personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) intentional misconduct or knowing violation of law, (iv) willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) any transaction from which the director derived an improper personal benefit.
In addition to the above described provisions, the Registrant’s certificate of incorporation, as amended, provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and relieves the Registrant’s directors from personal liability for a breach of fiduciary duty as a director as set forth in Section 102(b)(7) of the Delaware General Corporation Law.
The Registrant’s amended and restated bylaws provide that directors or officers who have been successful on the merits or otherwise in a civil or criminal action, suit or proceeding referred to in Section 145(a) or 145(b) of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, shall be indemnified against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith. Moreover, the Registrant’s amended and restated bylaws provide that if a director, officer or employee of the corporation serves or prepares to serve as a witness in any action, suit or proceeding or in any investigation by the Registrant or by any securities exchange, the Registrant shall indemnify such person against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith.
It is the Registrant’s policy to enter into indemnification agreements with directors, some of whom are also executive officers, each, an “Indemnified Person.” The indemnification agreements generally provide for (i) if requested by the Indemnified Person, the advancing of attorneys’ fees and all other costs, expenses and obligations paid or incurred by the Indemnified Person in connection with investigating, defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in, any Claim (as defined below) and (ii) indemnification of an Indemnified Person to the fullest extent permitted by law against any and all costs, expenses and obligations, judgments, fines, penalties and amounts paid in settlement of such Claim.
A “Claim” consists of participation in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or proceeding. However, the term “Claim” does not include any action, suit or proceeding brought by an Indemnified Person for expenses (including attorneys’ fees) and advance of these expenses incurred by the Indemnified Person in connection with any claim or action brought by the Indemnified Person for (i) indemnification or advance of expenses under the agreement or under the Registrant’s certificate of incorporation or bylaws, or (ii) recovery under directors’ and officers’ liability insurance policies, regardless of whether the Indemnified Person is ultimately determined to be entitled to such indemnification, expense payment or insurance recovery.
Additionally, the indemnification agreements provide that if the Registrant pays an Indemnified Person pursuant to the indemnification agreements, the Registrant will be subrogated to the Indemnified Person’s rights to recover from third parties.

However, the indemnification agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the Registrant or any director or officer of the Registrant unless the Registrant has joined in or consented to the Claim or (ii) if selected members of the Board of Directors or other person or body appointed by the Board of Directors determines that such indemnification is not permitted under applicable law. In the event of such determination, the Indemnified Person agrees to reimburse the Registrant for all amounts that the Registrant has advanced to the Indemnified Person in respect of such indemnification.
The indemnification agreements also provide that if there is a change in control of the Registrant, the Registrant will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the Registrant with respect to matters thereafter arising concerning rights of the Indemnified Person under the indemnification agreement. Additionally, the indemnification agreements provide that if there is a potential change in control, the Registrant will, upon written request of the Indemnified Person, fund a trust to satisfy expenses reasonably anticipated to be incurred in connection with a Claim relating to an indemnifiable event.
The Registrant has purchased an insurance policy indemnifying the Registrant’s officers and directors and the officers and directors of the Registrant’s subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Registrant as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Exhibit Description
5.1	Opinion of Willkie Farr & Gallagher LLP (filed herewith).
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).
99.1	Franklin Resources, Inc. Deferred Compensation Fund Plan, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 16, 2021 (File No. 001-09318).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, as of the 16th day of November 2021.

FRANKLIN RESOURCES, INC.

By:	/s/ Gwen L. Shaneyfelt
	Name:	Gwen L. Shaneyfelt
	Title:	Chief Accounting Officer

[Form S-8]

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennifer M. Johnson, Craig S. Tyle and Thomas C. Merchant and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE

/s/ Mariann Byerwalter	Director	November 16, 2021
Mariann Byerwalter

/s/ Alexander S. Friedman	Director	November 16, 2021
Alexander S. Friedman

/s/ Gregory E. Johnson	Director, Executive Chairman and Chairman of the Board	November 16, 2021
Gregory E. Johnson

/s/ Jennifer M. Johnson	President and Chief Executive Officer	November 16, 2021
Jennifer M. Johnson	(Principal Executive Officer), and Director

/s/ Rupert H. Johnson, Jr.	Director, Vice Chairman	November 16, 2021
Rupert H. Johnson, Jr.

/s/ John Y. Kim	Director	November 16, 2021
John Y. Kim

/s/ Karen M. King	Director	November 16, 2021
Karen M. King

/s/ Matthew Nicholls	Executive Vice President and Chief Financial Officer	November 16, 2021
Matthew Nicholls	(Principal Financial Officer)

/s/ Anthony J. Noto	Director	November 16, 2021
Anthony J. Noto

/s/ Gwen L. Shaneyfelt	Chief Accounting Officer	November 16, 2021
Gwen L. Shaneyfelt	(Principal Accounting Officer)

/s/ John W. Thiel	Director	November 16, 2021
John W. Thiel

/s/ Seth H. Waugh	Director	November 16, 2021
Seth H. Waugh

/s/ Geoffrey Y. Yang	Director	November 16, 2021
Geoffrey Y. Yang

[Form S-8]